EXHIBIT 99.1

           AVIATION SALES COMPANY ACQUIRES AEROCELL STRUCTURES, INC.

     Sept. 30, 1997--Aviation Sales Company (NYSE:AVS) announced today that it acquired Arkansas-based, Aerocell Structures, Inc. Under the terms of the merger agreement, Aviation Sales issued 620,970 shares of common stock in exchange for all of the outstanding stock of Aerocell. The transaction is valued at $18 million and will be accounted for as a pooling-of-interests.

     Aerocell, a privately held company headquartered in Hot Springs, specializes in the maintenance, repair and overhaul of airframe components, including bonded and structural assemblies for commercial aircraft. Aerocell is a licensed FAA repair agency with limited airframe ratings for flight controls, doors, fairing panels, nacelle systems and exhaust systems. Aerocell had revenues of $16.3 million for its fiscal year ended April 30, 1997.

     As part of the transaction, key members of Aerocell's management group signed long-term employment agreements with Aviation Sales and will assume ongoing management of the company.

     Dale Baker, Chairman and CEO of Aviation Sales Company, commented: "This acquisition represents an important step in enabling Aviation Sales to further provide Total Inventory Solutions for our customers. Aerocell's reputation for delivering the highest quality airframe component overhaul and repair in the industry is consistent with Aviation Sales' industry positioning and will extend our capabilities for providing value-added product management."

     Aviation Sales Company is a recognized worldwide leader in the aircraft spare parts redistribution market, selling parts for Boeing, McDonnell Douglas, Lockheed and Airbus aircraft, and Pratt & Whitney, General Electric and Rolls Royce jet engines. Offering inventory management services, including purchasing services, repair management, warehouse management, aircraft disassembly services and consignment and leasing of aircraft spare parts, Aviation Sales Co. is a leader in Total Inventory Solutions designed to meet the diverse needs of its customers.

     This press release contains forward-looking statements which involve risks and uncertainties. The company's actual results could differ materially from the results anticipated herein. For further information, please see the company's Annual Report or Form 10-K for the 1996 fiscal year.

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CONTACT: Aviation Sales Company, Miami
            Dale S. Baker, Chairman and Chief Executive Officer
            305/599-6619
            Joseph E. Civeletto, Chief Financial Officer
            305/599-6693
            Home Page: www.avsales.com
            Corporate News on the Net:
            www.businesswire.com/cnn/avs.htm
            or
            Morgen-Walke Associates
            June Filingeri/Jonathan Schaffer
            Media contact: Stan Froelich
            212/850-5600